UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2023 (the “Loan Closing Date”), D-Wave Quantum Inc. (the "Company"), as borrower, and its subsidiaries (collectively, the "Loan Parties"), entered into a $50 million Loan and Security Agreement with PSPIB Unitas Investments II Inc. ("PSPIB"), as the lender and collateral agent (the "Term Loan"). PSPIB is an affiliate of the Public Sector Pension Investment Board, which is a large shareholder of the Company. Additionally, PSPIB was also a lender under the Company's previous Venture Loan and Security Agreement, dated March 3, 2022.

The Term Loan provides for an initial advance of $15.0 million, which was advanced on April 14, 2023, and two subsequent advances of $15.0 million and $20.0 million, respectively, with each subsequent advance being subject to certain terms and conditions.

The Term Loan is secured by a first-priority security interest in substantially all of the Loan Parties' assets, contains certain operational and financial covenants, and matures on March 31, 2027, unless it is accelerated or prepaid in full on an earlier date.

Each advance under the Term Loan is subject to a 2.0% drawdown fee and bears interest on a monthly basis, at the discretion of the Company, at either (i) 10% payable in cash, or (ii) 11% payable in kind (PIK) that accrues as loan principal.

Upon the repayment or prepayment of all or a portion of the Term Loan, there is a premium payment due that is equal to 3% of the amount of the Term Loan repaid/prepaid prior to the first anniversary of the Loan Closing Date, 2% of the amount of the Term Loan repaid/prepaid after the first anniversary of the Loan Closing Date and on or prior to the second anniversary of the Loan Closing Date,  1% of the amount of the Term Loan repaid/prepaid after the second anniversary of the Loan Closing Date but on or prior to the third anniversary of the Loan Closing Date, with no premium payment due after the third anniversary of the Loan Closing Date. The loan contains customary events of default, upon the occurrence of which the Term Loan may be accelerated.

As a condition to the initial advance under the Term Loan, the Company was required to increase the size of its Board of Directors (the "Board") to nine members and nominate one additional director to the Board who is an employee of PSPIB or of one of its affiliates. A condition to a future advancement under the Term Loan is the Board nominating one additional director who is either an employee of PSPIB or one of its affiliates or an independent director selected by the Board from a list of at least three potential directors provided by PSPIB.

The above description of the material terms of the Term Loan is qualified in its entirety by the Term Loan agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment to the Board of Directors

On April 13, 2023, the Board appointed Philip Adam Smalley III to serve as a Class II director, effective immediately. The Board also named Mr. Smalley to the Board’s Audit Committee and Nominating and Governance Committee, effective April 13, 2023.

Other than as described in Item 1.01 of this Current Report on Form 8-K, there is no arrangement or understanding pursuant to which Mr. Smalley was selected as a director. There are no related party transactions between the Company and Mr. Smalley that are reportable under Item 404(a) of Regulation S-K.

As a result of his appointment to the Board, Mr. Smalley and the Company have entered into the Company's standard form of Director & Officer Indemnification Agreement which, among other matters, provides that the Company will indemnify its directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred  by a director or officer in any action or proceeding arising out of their service as the Company's director or officer or any other company or enterprise to which the person provides services at its request. The Company's standard form of Director & Officer Indemnification Agreement is filed as Exhibit 10.36 to the Company's Form S-4/A filed on May 27, 2022. Mr. Smalley is not eligible to be compensated for his Board position with the Company, including any position on Committees of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1 †	Loan and Security Agreement, dated as of April 13, 2023, by and among PSPIB Unitas Investments II Inc., D-Wave Quantum Inc., and its subsidiaries.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain portions of this exhibit (indicated by "[*****]") have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: April 19, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer